For media:
William Stanhouse, 205-745-2664
william.stanhouse@walterenergy.com
or
Ruth Pachman, 212-521-4891
Kekst and Company
ruth.pachman@kekst.com

Walter Energy Announces CCAA Filing to Pursue Sale of Walter Canada Assets

BIRMINGHAM, AL - December 7, 2015 - Walter Energy, Inc. (OTC Pink:WLTG) (“Walter Energy” or the “Company”) today announced that its wholly-owned subsidiary Walter Energy Canada Holdings, Inc., the holding company for the Company’s Canadian operations and Canadian subsidiaries (collectively, “Walter Canada”), has obtained creditor protection under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) pursuant to an Initial Order granted on December 7, 2015 by the Supreme Court of British Columbia located in Vancouver, B.C. (the “Court”).

The CCAA filing is intended to facilitate ongoing operations while Walter Canada pursues a marketing process for its Canadian assets and for its holdings in the United Kingdom, including assets owned by United Kingdom subsidiaries of Walter Canada (“Walter United Kingdom”). Walter Canada, Walter United Kingdom and their assets were not part of the U.S. chapter 11 filing and are not included in the asset purchase agreement that the Company entered into on November 5, 2015.

Under the terms of the Initial Order, KPMG will serve as the Court-appointed Monitor of Walter Canada. Details of the CCAA filing and related matters will soon be available on the Monitor’s website, www.kpmg.com/ca/walterenergycanada.
Under the CCAA proceedings, it is expected that Walter Canada’s operations will continue uninterrupted in the ordinary course of business. Walter Canada’s Canadian and UK-based mines are currently idled as a result of market conditions. Obligations incurred after the filing date, including obligations to employees and key suppliers of goods and services, will be paid on an ongoing basis.

On July 15, 2015, Walter Energy and its U.S. subsidiaries filed for relief under chapter 11 of the U.S. Bankruptcy Code in the Bankruptcy Court for the Northern District of Alabama. On November 5, 2015, Walter Energy entered into an asset purchase agreement with a newly formed entity capitalized and owned by members of the Company’s senior lender group, pursuant to which the new company will acquire substantially all of Walter Energy’s Alabama assets. Osler, Hoskin & Harcourt LLP has served as Walter Energy’s and Walter Canada’s legal advisor in Canada.

About Walter Canada

Walter Canada’s operations consist of three surface mines: the Wolverine Mine, the Brule Mine and the Willow Creek Mine.
The Wolverine Mine, located approximately 15 miles south of Tumbler Ridge, British Columbia, is an open-pit metallurgical coal mine with a coal processing plant and a rail load-out facility capable of handling 2.0-2.5 million metric tons per year. The mine produces premium metallurgical coal.

The Brule Mine is an open pit metallurgical coal mine and produces a premium low volatile pulverized coal injection (PCI) product. Coal from Brule is transported by truck to the Willow Creek Mine for processing and shipping.
The Willow Creek Mine is an open-pit metallurgical coal mine with a coal processing plant and a rail load-out facility. The Willow Creek Mine produces both metallurgical and coal used for pulverized injection purposes. The coal reserves are comprised of an estimated one-third metallurgical coal and two-thirds low-volatile pulverized coal (PCI).

About Walter Energy United Kingdom

Walter Energy’s UK operation consists of the Aberpergwm Mine, an underground development mine located near the town of Neath in South Wales. The mine produces anthracite coal, which can be sold as a low-volatile PCI coal, and other products used for domestic purposes.

About Walter Energy

Walter Energy is a leading metallurgical coal producer for the global steel industry with strategic access to steel producers in Europe, Asia and South America. The Company also produces thermal coal, anthracite, metallurgical coke and coal bed methane gas, with operations in the United States, Canada and the United Kingdom. For more information about Walter Energy, please visit www.walterenergy.com.